As filed with the Securities and Exchange Commission on January 26, 2010

Registration No. 333-163140

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORCEPT THERAPEUTICS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	149 Commonwealth Drive Menlo Park, CA 94025 (650) 327-3270	77-0487658
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices including Zip Code)	(I.R.S. Employer Identification No.)

Joseph K. Belanoff, M.D.

Chief Executive Officer

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, CA 94025

(650) 327-3270

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Mendelson

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Telephone: (650) 328-4600

Facsimile: (650) 463-2600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 26, 2010

PROSPECTUS

17,005,248 Shares of Common Stock

This prospectus relates to the proposed resale or other disposition of up to 17,005,248 shares of Corcept Therapeutics Incorporated common stock, $0.001 par value per share, by the selling stockholders identified in this prospectus. Of these shares, 12,596,475 shares are outstanding shares of common stock held by the selling stockholders and 4,408,773 shares are shares of common stock issuable upon the exercise of warrants held by the selling stockholders. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of common stock by the selling stockholders. We will, however, receive the net proceeds of any warrants exercised for cash.

The selling stockholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 14 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Our common stock is traded on the Nasdaq Capital Market under the symbol “CORT”. On January 25, 2010, the last reported sale price for our common stock on the Nasdaq Capital Market was $2.79 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2010.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares are sold on a later date.

ABOUT THE COMPANY

We are a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric diseases. Our current focus is on the development of drugs for disorders that are associated with a steroid hormone called cortisol. Elevated levels and abnormal release patterns of cortisol have been implicated in a broad range of human disorders. Our scientific founders are responsible for many of the critical discoveries illustrating the link between metabolic and psychiatric disorders and aberrant cortisol. Since our inception in May 1998, we have been developing our lead product, CORLUX®, a potent glucocorticoid receptor II, or GR-II, antagonist. CORLUX modulates the effect of cortisol by selectively blocking the binding of cortisol to one of its two known receptors, the GR-II receptor, also known as the Type II or GR receptor. We have discovered and are developing three series of novel selective GR-II antagonists.

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Cushing’s Syndrome.    We are conducting a Phase 3 trial with CORLUX for the treatment of endogenous Cushing’s Syndrome, a disorder caused by prolonged exposure of the body’s tissues to high levels of the hormone cortisol. Symptoms are variable, but most often include high blood sugar, or glucose intolerance, high blood pressure, central obesity, muscle weakness and severe fatigue. Depression, anxiety, irritability and disordered thinking are also common. Current treatment depends on the specific reason for cortisol excess and may include surgery, radiation, chemotherapy or the use of drugs that prevent the body from producing cortisol.

An estimated 3,000 new patients enter active treatment for Cushing’s Syndrome each year in the United States, though there may be many more patients who do not present for treatment due to the limited therapeutic options. There are an estimated 20,000 patients in the United States living with Cushing’s Syndrome. CORLUX represents a potentially attractive treatment option for this targeted patient population. The United States Food and Drug Administration, or FDA, has granted Orphan Drug Designation for CORLUX for the treatment of endogenous Cushing’s Syndrome. “Orphan” drugs receive seven years of marketing exclusivity from the date of approval, as well as tax credits for clinical trial costs, marketing application filing fee waivers and assistance from the FDA in the drug development process.

The Investigational New Drug application, or IND, for the evaluation of CORLUX for the treatment of Cushing’s Syndrome was opened in September 2007. The FDA has indicated that our single 50-patient open-label study, focused on improvement in glucose tolerance and blood pressure as primary endpoints, as well as broader measures of patient outcomes, may provide a reasonable basis for the submission of a New Drug Application, or NDA, for this indication. This trial was opened for enrollment in December 2007. Our goal is the completion of enrollment of this trial during the first quarter of 2010. We expect to have accumulated a full data set on all 50 patients in the third quarter of 2010 and plan to submit our NDA in the fourth quarter of 2010.

If we obtain FDA approval for this indication, we intend to market and sell CORLUX for Cushing’s Syndrome in the United States independently. CORLUX would be marketed directly to endocrinologists who treat patients with Cushing’s Syndrome. Given the concentrated nature of the target audience, we believe that we will be able to generate significant revenue with a relatively small, highly-focused medical education and commercialization team.

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Psychotic depression.    We have an exclusive patent license from Stanford University for the use of GR-II antagonists to treat the psychotic features of psychotic major depression, hereinafter referred to as psychotic depression. The FDA has granted “fast track” status to our program to evaluate the safety and efficacy of CORLUX for the treatment of the psychotic features of psychotic depression. Psychotic depression affects approximately three million people annually in the United States. There is no FDA-approved treatment for psychotic depression. Psychiatrists currently use two approaches: electroconvulsive therapy, or ECT, which involves passing an electrical current through the brain until the patient has a seizure, and combination drug therapy (simultaneous use of antidepressant and antipsychotic medications). Both ECT and combination drug therapy almost always have slow onsets of action and debilitating side effects. By modifying the level and release pattern of cortisol within the human body, we believe that CORLUX may be able to treat the psychotic features of psychotic depression more quickly and effectively and with fewer side effects than is possible with currently available treatments.

We have completed three Phase 3 clinical trials in psychotic depression. While the response rate to medicine exceeded the response rate to placebo in each of these studies for the primary endpoint, a 50% reduction in the Brief Psychiatric Rating Scale Positive Symptom Subscale at day 7 sustained to day 56, in none of these studies was the difference in response rate statistically significant. However, a robust relationship was demonstrated between higher plasma level of drug and a higher response rate. This relationship was tested prospectively in the last of our completed Phase 3 trials using a predetermined plasma concentration that correlates with response and was met with statistical significance.

We believe that the confirmation of a drug concentration/response correlation threshold for efficacy provides a strong basis for our fourth Phase 3 study, Study 14, which commenced enrollment in March 2008. The protocol for this trial incorporates what we have learned from our three previously completed Phase 3 trials to address the established relationship between increased drug plasma levels and clinical response and attempts to decrease the random variability observed in the psychometric instruments used to measure efficacy. Based on this information, we are using a CORLUX dose of 1200 mg once per day for seven days in Study 14, which is twice the level used in most of our prior studies. In addition, we also are utilizing a third party centralized rating service to independently evaluate the patients for entry into the study as well as for their level of response. We believe the centralization of this process will improve the consistency of rating across clinical trial sites and reduce the background noise that was illustrated in earlier studies and is endemic to many psychopharmacologic studies. We believe that this change in dose, as well as the other modifications to the protocol, should allow us to demonstrate the efficacy of CORLUX in the treatment of the psychotic symptoms of psychotic depression. As announced in March 2009, we scaled back our spending on this trial and extended the timeline for its completion in order to conserve financial resources. We are now conducting this trial at eight clinical sites.

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Antipsychotic-induced Weight Gain Mitigation.    We have conducted two clinical proof of concept studies with CORLUX, demonstrating in humans the ability of the compound to mitigate weight gain associated with atypical antipsychotic medications. In June 2007, we announced results of our proof-of-concept study evaluating the ability of CORLUX to mitigate weight gain associated with the administration of Eli Lilly’s Zyprexa® (olanzapine). The results indicated a statistically significant reduction in weight gain in those subjects who took Zyprexa plus CORLUX compared to those who took Zyprexa alone. The trial also demonstrated that CORLUX had a positive impact on secondary metabolic endpoints of fasting insulin, triglycerides and abdominal fat, as measured by waist circumference. Eli Lilly provided Zyprexa and financial support for this study. In January 2009, we announced preliminary results of a similar proof-of-concept study evaluating the ability of CORLUX to mitigate weight gain associated with the administration of Johnson & Johnson’s Risperdal® (risperidone). The results from this study indicated a statistically significant reduction in weight gain in those subjects who took Risperdal plus CORLUX compared to those who took Risperdal alone.

The purpose of these trials was to explore the hypothesis that GR-II antagonists, such as CORLUX and our next generation of selective GR-II antagonists (now in preclinical evaluation), mitigate weight gain associated with a broad range of atypical antipsychotic medications, such as Zyprexa, Risperdal, Clozaril® (clozapine) and Seroquel® (quetiapine), which are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and carry warning labels relating to treatment emergent hyperglycemia and diabetes mellitus.

We are evaluating our next-generation selective GR-II receptor antagonists for the mitigation of anti-psychotic induced weight gain. In September 2008 we announced the initiation of preclinical studies of CORT 108297, the lead compound in one of our three proprietary series of selective GR-II antagonists. In January 2009, we announced results from two of these studies, which demonstrated that CORT 108297 has the potential to both reduce weight gain caused by olanzapine and to prevent weight gain caused by initiation of treatment with olanzapine in a rat model. These two studies were supported financially by Eli Lilly. In June 2009, results of another preclinical study were presented which demonstrated that CORT 108297 has the potential to reduce weight gain associated with a high fat and high sugar diet in a mouse model. We plan to begin enrollment in the Phase 1 study of CORT 108297 in the first quarter of 2010, based on the IND application we submitted to the FDA in December 2009. We retain worldwide commercial rights to CORT 108297 as well as all additional compounds within the three series of GR-II selective antagonists that we have discovered.

In addition to the above, we also own or have exclusively licensed issued patents and patent applications relating to the treatment of several disorders that we believe also result from, or are negatively affected by, prolonged exposure to elevated cortisol. We also have filed patent applications for additional diseases that may benefit from treatment with a drug that blocks the GR-II receptor.

We were incorporated in the State of Delaware on May 13, 1998. Our registered trademarks include Corcept® and CORLUX®. Other service marks, trademarks and tradenames referred to in this prospectus are the property of their respective owners.

Our principal executive offices are located at 149 Commonwealth Drive, Menlo Park, CA 94025. Our telephone number is (650) 327-3270. Our web site address is www.corcept.com. The information found on our website, or otherwise accessible through our website, is not deemed to be part of this prospectus. References in this prospectus to “we,” “us,” “our,” “our company” or “Corcept” refer to Corcept Therapeutics Incorporated.

RISK FACTORS

Before you decide whether to purchase any of our common stock, in addition to the other information in this prospectus, you should carefully consider the risk factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act. For more information, see the section entitled “Incorporation by Reference.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. All statements contained or incorporated by reference in this prospectus other than statements of historical fact are forward-looking statements. When used in this prospectus or any document incorporated by reference in this prospectus, the words “believe,” “anticipate,” “intend,” “plan,” “estimate,” “expect,” “may,” “will,” “should,” “seeks” and similar expressions are forward-looking statements. Such forward-looking statements are based on current expectations, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements made or incorporated by reference in this prospectus include statements about:

•	the progress and timing of our research, development and clinical programs and the timing of regulatory activities;

•	the timing of the market introduction of CORLUX® and future product candidates, including CORT 108297;

•	estimates of the dates by which we expect to report results of our clinical trials and the anticipated results of these trials;

•	our ability to market, commercialize and achieve market acceptance for CORLUX or other future product candidates;

•	uncertainties associated with obtaining and enforcing patents;

•	our estimates for future performance; and

•	our estimates regarding our capital requirements and our needs for, and ability to obtain, additional financing.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors. For a more detailed discussion of such forward-looking statements and the potential risks and uncertainties that may impact upon their accuracy, see the “Risk Factors” section of our most recent Annual Report on Form 10-K and of our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act. These forward-looking statements reflect our view only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we undertake no obligations to update any forward looking statements. Accordingly, you should also carefully consider the factors set forth in reports or documents that we file from time to time with the Securities and Exchange Commission, or SEC.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The selling stockholders will receive all of the proceeds from this offering.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise for cash of the warrants, the selling stockholders will pay us the exercise price of the warrants of $1.66 per share. If the selling stockholders exercise, on a cash basis, all of the warrants underlying the shares being registered, we will receive proceeds of approximately $7.3 million. We intend to use such proceeds, if any, for general corporate purposes, including working capital. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including subdivisions and stock splits, stock dividends, combinations, reorganizations, reclassifications, consolidations, mergers or sales of properties and assets and upon the issuance of certain assets or securities to holders of our common stock, as applicable.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities sets forth certain general terms and provisions of the securities to which any prospectus supplement may relate. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which we have previously filed with the SEC. See “Where You Can Find More Information.”

General

Our amended and restated certificate of incorporation authorizes the issuance of up to 140,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of November 12, 2009, there were 62,474,686 shares of our common stock held of record by approximately 147 registered stockholders, options to purchase 6,946,636 shares of common stock and warrants to purchase 9,200,372 shares of common stock outstanding.

Common Stock

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors, provided, however, that except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the certificate of incorporation, and each holder does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose.

Other

Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Our common stock is subject to certain limitations on ownership and transfer. See “Delaware Anti-Takeover Law and Charter and Bylaw Provisions” below.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of our company. We have no present plans to issue any shares of preferred stock.

Warrants

Of the shares covered by this prospectus, 4,408,773 shares are issuable upon the exercise of warrants to purchase our common stock. Such warrants are exercisable on or before October 16, 2012 at an exercise price of $1.66 per share. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including subdivisions and stock splits, stock dividends, combinations, reorganizations, reclassifications, consolidations, mergers or sales of properties and assets and upon the issuance of certain assets or securities to holders of our common stock, as applicable.

In addition to the warrants discussed above, as of November 12, 2009, we had outstanding warrants to purchase an aggregate of 4,461,599 shares of our common stock with an exercise price of $2.77 per share, and warrants to purchase an aggregate of 330,000 shares of our common stock with an exercise price of $3.53 per share.

Registration Rights

Registration rights with respect to shares covered by this registration statement and prospectus – Shares sold or subject to issuance in connection with warrants sold in a private placement transaction that closed October 16, 2009, or the October 2009 Offering. In connection with the sale of an aggregate of 12,596,475 shares of our common stock and warrants to purchase an aggregate of 4,408,773 shares of common stock, on October 12, 2009, we entered into a registration rights agreement with the purchasers. Pursuant to the registration rights agreement, we filed the October 2009 Offering registration statement, of which this prospectus forms a part, with the SEC within the time period required by the registration rights agreement for purposes of registering the resale of the shares of common stock sold in the offering and the shares of common stock issuable upon exercise of the warrants sold in the offering, and any shares of common stock issued as a dividend or other distribution with respect to those shares. We agreed to use our reasonable best efforts to cause the October 2009 Offering registration statement to be declared effective by the SEC within 90 days after the closing of the offering (105 days in the event the registration statement is reviewed by the SEC). We also agreed, among other things, to indemnify the selling stockholders under the October 2009 Offering registration statement from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions and all legal fees of any selling stockholder) incident to our obligations under the registration rights agreement. We intend to use our reasonable best efforts to cause the October 2009 Offering registration statement to be declared effective within the time period required by the registration rights agreement with the purchasers in this offering.

Registration rights with respect to March 2008 private offering. In connection with the sale of an aggregate of 8,923,210 shares of our common stock and warrants to purchase an aggregate of 4,461,599 shares of common stock on March 14, 2008, we entered into a registration rights agreement with the purchasers. This agreement provides that if we failed to file the registration statement covering the resale of these shares with the SEC or if it was not declared effective prior to specified deadlines, or if we fail to maintain the effectiveness of this registration statement (with limited exceptions), we may be obligated to pay to the holders of the shares and warrants liquidated damages in the amount of 1% per month of the purchase price for the shares and warrants, up to a maximum cap of 10%. We also agreed, among other things, to indemnify the selling holders under the registration statements from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions and all legal fees of any selling holder) incident to our obligations under the registration rights agreement.

We filed the registration statement covering the resale of the shares sold and shares underlying the warrants sold in this transaction with the SEC on April 11, 2008, within the time period required by the agreement. However, this registration statement was not declared effective by the SEC until November 10, 2008, and accordingly, we became obligated to pay the liquidated damages to the investors in this transaction. We recorded approximately $1.3 million in liquidated damages for the period from July 8, 2008 through November 10, 2008. On November 11, 2008, our board of directors and the investors in this transaction agreed that the obligation would be settled in shares of our common stock in lieu of cash. The number of shares payable to each investor in this financing was calculated by dividing the amount of liquidated damages owed to each investor by $1.45, which was equal to the closing market price of our common stock on the Nasdaq Capital Market on November 11, 2008. On November 11, 2008, we issued 883,155 shares of our common stock in settlement of this obligation.

Registration rights with respect to Committed Equity Financing Facility, or CEFF, with Kingsbridge Capital. In connection with establishing the CEFF with Kingsbridge Capital, we entered into a registration rights agreement with Kingsbridge. On June 10, 2008, the SEC declared effective our initial registration statement covering the resale of approximately 3.9 million shares, which includes approximately 3.6 million of the shares issuable under the CEFF and the shares issuable upon the exercise of the warrant. This registration statement covers approximately 37% of the 9.6 million shares of our common stock issuable pursuant to the CEFF and all of the 330,000 shares of our common stock issuable upon exercise of the warrant issued to Kingsbridge. We intend to file additional registration statements covering the resale of additional shares of our common stock issuable pursuant to the CEFF beginning at the later of 60 days after Kingsbridge and its affiliates have resold substantially all of the securities registered for sale under the initial registration statement or six months after the effective date of this registration statement. These subsequent registration statements are subject to our ability to prepare and file them and to review and comment by the Staff of the SEC, as well as consent by our independent registered accounting firm. Therefore, the timing of effectiveness of these subsequent registration statements becoming effective cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell common stock to Kingsbridge under the CEFF. We are entitled in certain circumstances, including the existence of certain kinds of nonpublic information, to deliver a blackout notice to Kingsbridge to suspend the use of this prospectus and prohibit Kingsbridge from selling shares under this prospectus. If we deliver a blackout notice in the 15 trading days following the settlement of a draw down, or if the registration statement of which this prospectus is a part is not effective in circumstances not permitted by the agreement, then we must pay amounts to Kingsbridge, or issue Kingsbridge additional shares in lieu of payment, calculated by means of a varying percentage of an amount based on the number of shares held by Kingsbridge and the change in the market price of our common stock between the date the blackout notice is delivered (or the registration statement is not effective) and the date the prospectus again becomes available.

Preemptive Rights

We granted each selling stockholder preemptive rights to purchase its pro rata share of all common stock or common stock equivalents, that we may, from time to time, propose to sell and issue, other than certain excluded securities, commencing from and after October 16, 2009 until the unblinded data from our Phase 3 Cushing’s Syndrome trial is generally available to and known by the public.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Some provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

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Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

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Stockholder Meetings. Our charter documents provide that a special meeting of stockholders may be called only by the chairman of the board or by our president, or by a resolution adopted by a majority of our board of directors.

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Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated certificate of incorporation requires and our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

•	Elimination of Stockholder Action by Written Consent. Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

•	Amendment of Bylaws. Any amendment of our bylaws by our stockholders requires approval by holders of at least 66 2/3% of our then outstanding common stock, voting together as a single class.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. This law prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “CORT”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

SELLING STOCKHOLDERS

On October 12, 2009, we entered into a Securities Purchase Agreement with the selling stockholders, pursuant to which we sold in a private placement transaction an aggregate of 12,596,475 shares of our common stock and issued warrants to purchase up to 4,408,773 shares of our common stock. This prospectus covers the sale or other disposition by the selling stockholders or their transferees of up to the total number of shares of common stock issued to the selling stockholders pursuant to the Securities Purchase Agreement plus the total number of shares of common stock issuable upon exercise of the warrants issued to those selling stockholders pursuant to the Securities Purchase Agreement. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares and the shares underlying the warrants issued to the selling stockholders under the Securities Purchase Agreement, and when we refer to the selling stockholders in this prospectus, we are referring to the purchasers under the Securities Purchase Agreement.

The warrants issued to the purchasers in the private placement became exercisable on October 16, 2009 at an exercise price of $1.66 per share and will expire three years from the date of issuance. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including subdivisions and stock splits, stock dividends, combinations, reorganizations, reclassifications, consolidations, mergers or sales of properties and assets and upon the issuance of certain assets or securities to holders of our common stock, as applicable.

We are registering the above-referenced shares to permit each of the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” below.

Except as otherwise disclosed in the footnotes below with respect to any other selling stockholder, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us.

The following table sets forth the name of each selling stockholder, the number of shares owned by each of the respective selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling stockholders assuming all of the shares covered hereby are sold. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus, and assumes the cash exercise of all the warrants for common stock. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders.

The information set forth below is based upon information obtained from the selling stockholders and upon information in our possession regarding the issuance of shares of common stock to the selling stockholders in connection with the private placement transaction. The percentages of shares owned after the offering are based on 62,474,686 shares of our common stock outstanding as of November 12, 2009, including the shares of common stock covered hereby.

	Shares of Common Stock Beneficially Owned Prior to Offering (2)	Number of Shares being Offered		Shares of Common Stock Beneficially Owned After Offering (4)
Name of Selling Stockholder(1)		Shares	Warrant Shares (3)	Number	Percent
Longitude Venture Partners, LP and related entity (5)	14,136,472	2,447,553	856,644	10,832,275	20.8
Entities and individuals affiliated with Sutter Hill Ventures (6)	13,085,986	1,883,556	659,245	10,543,185	20.7
G. Leonard Baker, Jr. (7)	9,007,553	1,293,694	452,793	7,261,066	14.4
Entities Affiliated with Alta Partners LLP (8)	6,316,212	349,651	122,378	5,844,183	11.6
Ingalls & Snyder † (9)	2,700,000	2,000,000	700,000	—	—
Robert L. Gipson † (10)	1,350,000	1,000,000	350,000	—	—
Thomas L. Gipson † (10)	540,000	400,000	140,000	—	—
Thomas O. Boucher, Jr. † (10)	130,281	96,504	33,777	—	—
Federated Funds † (11)	3,776,225	2,797,203	979,022	—	—
Joseph C. Cook, Jr.(12)	2,970,409	384,617	134,617	2,451,175	4.9
David L. Mahoney (13)	1,342,649	139,861	48,952	1,153,836	2.3
George H. Conrades (14)	2,053,274	349,651	122,378	1,581,245	3.2
Alexander Casdin	441,342	209,791	73,427	158,124	*
David E. Shaw (15)	377,558	139,861	48,952	188,745	*
Douglas G DeVivo (16)	452,137	100,000	35,000	317,137	*
Vaughn D. Bryson (17)	522,740	100,000	35,000	387,740	*
Steven D. Pruett	452,686	69,931	24,476	358,279	*
VP Company Investments 2008, LLC (18)	48,554	6,994	2,448	39,912	*
Alan C. and Agnes B. Mendelson Family Trust (19)	48,554	6,994	2,448	39,912	*
All other selling stockholders as a group (20)	510,678	114,308	40,009	356,361	*

*	Less than 1% of our outstanding common stock.
†

The selling stockholder is an affiliate of a registered broker-dealer. Such selling stockholder has certified that it has purchased the shares being offered by it in the ordinary course of business, and at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(1)

Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the selling stockholder table by prospectus supplement or post-effective amendment.

(2)

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that are currently exercisable or exercisable within 60 days of November 12, 2009.

(3)	Assumes the exercise for cash of all warrants to purchase common stock offered in this prospectus held by the selling stockholders.
(4)

Assumes that all shares being registered in this prospectus are resold to third parties and that with respect to a particular selling stockholder, such selling stockholder sells all shares of common stock registered under this prospectus held by such selling stockholder.

(5)

Includes (a) 10,830,959 shares held of record by Longitude Venture Partners, LP, and 3,091,479 shares that may be acquired by the entity within 60 days of November 12, 2009 pursuant to warrants (b) 139,326 shares held of record by Longitude Capital Associates, L.P. and 26,583 shares that may be acquired by that entity within 60 days of November 12, 2009 pursuant to warrants, and (c) 48,125 shares issuable within 60 days of November 12, 2009, pursuant to an option to Patrick Enright exercisable within 60 days of November 12, 2009. Mr. Enright disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. The address for Longitude Capital is 800 El Camino Real, Suite 220, Menlo Park, California 94025. Mr. Enright is a member of our Board of Directors and is a managing member of Longitude Partners, LLC.

(6)

Consists of: (a) 5,217,464 shares held by Sutter Hill Ventures, A California Limited Partnership (Sutter Hill Ventures), and 707,752 shares that may be acquired by the entity within 60 days of November 12, 2009 pursuant to warrants, (b) 29,273 shares held by Sutter Hill Entrepreneurs Fund (AI), L.P. (SHAI), (c) 74,113 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P. (SHQP), (d) 205,439 shares of Common Stock owned by G. Leonard Baker, Jr., one of our directors, (e) 1,180,231 shares held by Mr. Baker, a Trustee of The Baker Revocable Trust, and 228,765 shares that may be acquired by the Trust within 60 days of November 12, 2009 pursuant to warrants, (f) 792,268 shares held by Saunders Holdings, L.P. of which Mr. Baker is a General Partner, and 115,015 shares that may be acquired by the entity within 60 days of November 12, 2009 pursuant to warrants, (g) 281,284 shares held by the. Sutter Hill Ventures Profit Sharing Plan, for the benefit of Mr. Baker, and 98,449 shares that may be acquired by the entity within 60 days of November 12, 2009 pursuant to a warrant, (h) 77,500 shares issuable within 60 days of November 12, 2009 pursuant to options granted to Mr. Baker and (i) 3,595,648 shares held by individuals other than Mr. Baker who are affiliated with Sutter Hill Ventures and entities affiliated with such individuals, and 482,785 shares that may be acquired by such individuals and entities within 60 days of November 12, 2009 pursuant to warrants. Mr. Baker has shared voting and dispositive power with respect to the shares and warrants held by The Baker Revocable Trust and Saunders Holdings, L.P. Mr. Baker, Sutter Hill Ventures, SHAI and SHQP do not have any voting or dispositive power with respect to the shares held by individuals affiliated with Sutter Hill Ventures and entities affiliated with such individuals referenced under part (i) of this note. Mr. Baker shares voting and dispositive power with respect to the shares held by Sutter Hill Ventures, SHAI and SHQP with the following natural persons: David L. Anderson, William H. Younger, Jr., Tench Coxe, Gregory P. Sands, James C. Gaither, James N. White, Jeffrey W. Bird, David E. Sweet, Andrew T. Sheehan and Michael L. Speiser. As a result of the shared voting and dispositive powers referenced herein, Messrs. Baker, David L. Anderson, William H. Younger, Jr., Tench Coxe, Gregory P. Sands, James C. Gaither, James N. White, Jeffrey W. Bird, David E. Sweet, Andrew T. Sheehan and Michael L. Speiser may each be deemed to beneficially own the shares held by Sutter Hill Ventures, SHAI and SHQP. The address for Sutter Hill Ventures and affiliates is 755 Page Mill Road, Suite A-200, Palo Alto, California 94304. G. Leonard Baker, Jr., a member of our Board of Directors, is also a managing director of the general partner of Sutter Hill Ventures, SHAI and SHQP.

(7)	Includes all shares referenced in footnote (6) other than the shares and warrants referenced under part (i) of footnote (6.)
(8)

Consists of: (a) 5,484,063 shares held of record by Alta BioPharma Partners II, L.P., and 640,996 shares that may be acquired by the entity within 60 days of November 12, 2009 pursuant to warrants, and (b) 180,204 shares held of record by Alta Embarcadero BioPharma Partners II, LLC, and 10,949 shares that may be acquired by the entity within 60 days of November 12, 2009 pursuant to warrants. Edward E. Penhoet, Ph.D., one of our directors, is a director of Alta BioPharma Management II, LLC, which is a general partner of Alta BioPharma Partners II, L.P., and a manager of Alta Embarcadero BioPharma Partners II, LLC. Dr. Penhoet disclaims beneficial ownership of all such shares held by all of the foregoing funds, except to the extent of his proportionate pecuniary interests therein. Dr. Penhoet has sole voting and dispositive power over 45,209 shares issuable within 60 days of November 12, 2009 pursuant to options granted to Dr. Penhoet. Alta Parents II, Inc. provides investment advisory services to several venture capital funds including Alta BioPharma Partners II, L.P. and Alta Embarcadero BioPharma Partners II, LLC. The managing directors of Alta BioPharma Partners II, L.P. and the managers of Alta Embarcadero BioPharma Partners II, LLC exercise sole voting and investment power with respect to shares owned by such funds. Certain principals of Alta Partners II, Inc. are managing directors of Alta BioPharma Management II, LLC, which is the general partner of Alta BioPharma Partners II, L.P., and managers of Alta Embarcadero BioPharma Partners II, LLC. As managing directors and managers of such entities, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners II, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein. The address of Alta Partners II, Inc. is One Embarcadero Center, Suite 3700, San Francisco, California 94111. Dr. Penhoet resigned from our Board effective January 5, 2010 due to time constraints associated with his appointment as a member of President Obama’s Council of Advisors on Science and Technology.

(9)

Consists of 2,000,000 shares held of record by Ingalls & Snyder Value Partners, L.P. and 700,000 shares that may be acquired by that entity within 60 days of November 12, 2009 pursuant to a warrant. Robert L. Gipson, Thomas L. Gipson, and Thomas O. Boucher, Jr., who are partners in Ingalls & Snyder Value Partners, L.P., disclaim beneficial ownership of all such shares, except to the extent of their individual pecuniary interest therein. The address for Ingalls & Snyder Value Partners, L.P. is 61 Broadway, New York, New York 10006.

(10)

As discussed in footnote (9) above, Robert L. Gipson, Thomas L. Gipson, and Thomas O. Boucher, Jr., who are partners in Ingalls & Snyder Value Partners, L.P., disclaim beneficial ownership of the holdings of Ingalls & Sunder Value partners, L.P., except to the extent of their individual pecuniary interest therein. The address for Ingalls & Snyder Value Partners, L.P. and affiliated individuals is 61 Broadway, New York, New York 10006.

(11)

Consists of (a) 2,278,165 shares beneficially held by Federated Kaufmann Fund, or FKF, and 797,358 shares that may be acquired by that entity within 60 days of November 12, 2009 pursuant to a warrant, (b) 346,120 shares beneficially held by Federated Kaufmann Small Cap Fund, or FKSCF, and 121,142 shares that may be acquired by that entity within 60 days of November 12, 2009 pursuant to a warrant, (c) 123,242 shares beneficially held by American Skandia Trust, Federated Aggressive Growth Portfolio, or ASTAG, and 43,135 shares that may be acquired by that entity within 60 days of November 12, 2009 pursuant to a warrant and (d) 49,676 shares beneficially held by Federated Kaufmann Fund II, or FKFII, and 17,387 shares that may be acquired by that entity within 60 days of November 12, 2009 pursuant to a warrant. Each of FKF and FKSCF is a portfolio of Federated Equity Funds, an investment company registered under the Investment Company Act of 1940, as amended, or Investment Company Act. American Skandia Trust, Federated Aggressive Growth Portfolio, or ASTAG, is a portfolio of Advanced Series Trust, an investment company registered under the Investment Company Act. ASTAG’s investment advisors are Prudential Investments LLC and AST Investment Services, Inc., which have delegated daily management of the fund’s assets to Federated Equity Management Company of Pennsylvania, or FEMCPA, as sub-advisor. Federated Kaufmann Fund II, or FKFII, is a portfolio of Federated Insurance Series, an investment company registered under the Investment Company Act. We refer to FKF, FKSCF, ASTAG and FKFII collectively as the Federated Funds. The parent holding company of the advisors of each Federated Fund is Federated Investors Inc., or FII. The advisor of each Federated Fund is FEMCPA, which has delegated daily management of the fund’s assets to Federated Global Investment Management Corp., or FGIMC, as subadvisor. In the case of ASTAG, FEMCPA as sub-advisor, has delegated daily management of the fund’s assets to FGIMIC as sub-sub-advisor. While the officers and directors of FEMCPA have dispositive power over the portfolio securities of each of the Federated Funds, they customarily delegate this dispositive power, and therefore the day-to-day dispositive decisions are made by the portfolio managers of each of Federated Funds. The portfolio managers disclaim any beneficial ownership of these securities. With respect to voting power, each of the Federated Funds has delegated the authority to vote proxies to FEMCPA. FEMCPA has established a Proxy Voting Committee to cast proxy votes on behalf of each of the Federated Funds in accordance with proxy voting policies and procedures approved by the applicable Federated Fund. Securities are held of record by Playback & Co., Boathorn & Co., Hare & Co. and Turnseal & Co. on behalf of FKF, FKSCF, ASTAG and FKFII, respectively. FKF, FKSCF and FKFII’s address is 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561. ASTAG’s address is Gateway Center Three, 100 Mulberry Street, Newark, NJ 07102.

(12)

Includes (a) 1,130,000 shares held of record by Farview Management, Co. L.P., a Texas limited partnership and 14,402 shares that may be acquired by that entity within 60 days of November 12, 2009 pursuant to warrants, (b) 414,826 shares held of record by the Joseph C. Cook, Jr., IRA Rollover and 86,839 shares that may be acquired by that entity within 60 days of November 12, 2009, and (c) 122,500 shares issuable pursuant to options exercisable within 60 days of November 12, 2009. Joseph C. Cook, Jr. is a member of our Board of Directors. Data presented does not include holdings of an entity for which Mr. Cook has shared voting power but disclaims beneficial interest in 350,000 shares and 13,995 shares that may be acquired by the entity within 60 days of November 12, 2009 pursuant to warrants.

(13)

Includes 1,069,110 shares held of record by the David L. Mahoney and Winnifred C. Ellis 1998 Family Trust, and 114,790 shares that may be acquired by the Trust within 60 days of November 12, 2009 pursuant to warrants, and 158,749 shares issuable pursuant to options exercisable within 60 days of November 12, 2009. David L. Mahoney is a member of our Board of Directors.

(14)

Includes 460,539 shares held of record by Pelmea, L.P. and 91,722 shares that may be acquired by that entity within 60 days of November 12, 2009 pursuant to warrants. George H. Conrades is the Managing Member of Pelmea, L.P.

(15)

Includes 214,546 shares held of record by Black Point Group, L.P. and 68,606 shares that may be acquired by that entity within 60 days of November 12, 2009 pursuant to warrants. David E. Shaw, who is a general partner of Black Point Group, L.P., disclaims beneficial interest in the holdings of the entity except to the extent of his pecuniary interest therein.

(16)

Consists of (a) 288,798 shares held of record by the Douglas G & Irene E. DeVivo Revocable Trust and 28,339 shares that may be acquired by that trust within 60 days of November 12, 2009 pursuant to warrants and (b) 100,000 shares held of record by the DeVivo Asset Management Co. LLC, Money Purchase Plan, or the Plan, and 35,000 shares that may be acquired by that entity within 60 days of November 12, 2009 pursuant to warrants. Douglas DeVivo is the Trustee of the Plan.

(17)

Includes (a) 70,304 shares that may be acquired by that trust within 60 days of November 12, 2009 pursuant to warrants, (b) 100,000 shares held of record by the Vaughn D. Bryson Revocable Trust and 10,687 shares that may be acquired by that trust within 60 days of November 12, 2009 pursuant to warrants and (c) 157,597 shares held of record by the Bryson 2008 Grantor Revocable Annuity Trust

(18)	VP Company Investments 2008, LLC is an affiliate of Latham & Watkins LLP, which has rendered, and will continue to render, legal services to us.
(19)	Alan C. Mendelson is a partner of Latham & Watkins LLP, which has rendered, and will continue to render, legal services to us.
(20)

Includes each other selling stockholder who in the aggregate own less than 1% of our common stock. Beneficial ownership of these stockholders consists of 458,497 shares held of record by those shareholders and 52,181 shares that may be acquired by these shareholders within 60 days of November 12, 2009 pursuant to warrants.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•

through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities and Exchange Act during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) the date that is three years after October 16, 2009 and (b) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement of which this prospectus forms a part or pursuant to Rule 144 of the Securities Act.

VALIDITY OF THE SECURITIES

The validity of the common stock being offered by this prospectus has been passed upon for us by Latham & Watkins LLP, Menlo Park, California. As of the date of this prospectus, Latham & Watkins LLP and certain attorneys in the firm who have rendered, and will continue to render, legal services to us, own shares of our common stock and warrants exercisable for shares of our common stock representing in the aggregate less than one percent of the shares of our common stock outstanding immediately prior to the filing of this registration statement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. In addition, we maintain a website that contains information about us at http://www.corcept.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 31, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the SEC on November 12, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 11, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 13, 2009;

•

Definitive Proxy Statement on Schedule 14A filed with the SEC on May 7, 2009 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008); and

•

Current Reports on Form 8-K filed with the SEC on January 14, 2009 (with respect to Item 8.01 thereto but not with respect to Items 7.01 or 9.01 thereto), January 22, 2009, February 2, 2009 (with respect to Item 8.01 thereto but not with respect to Items 7.01 or 9.01 thereto), February 27, 2009 (with respect to Item 8.01 thereto but not with respect to Items 7.01 or 9.01 thereto), April 1, 2009, October 14, 2009, January 7, 2010 (with respect to Item 8.01 thereto but not with respect to Items 7.01 or 9.01 thereto) and January 8, 2010.

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of the initial registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and the termination of the offering.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write Caroline Loewy, Chief Financial Officer, Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025, telephone: (650) 327-3270. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table:

Investment Advisor’s fee	$540,000
SEC registration fee	1,998
Nasdaq Capital Market listing fee	65,000
Printing and engraving	5,000
Legal fees and expenses	50,000
Accounting fees and expenses	25,000
Blue sky fees and expenses (including legal fees)	5,000
Miscellaneous	8,002

Total	$700,000

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify our directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we have entered into separate indemnification agreements with our directors and executive officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the indemnification agreements to be entered into between us and our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. We also intend to maintain director and officer liability insurance, if available on reasonable terms, to insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.	Exhibits.

Exhibit Number	Description of Document

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-112676) filed on February 10, 2004)

4.2

Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of May 8, 2001 (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-112676) filed on February 10, 2004)

4.3

Amendment No. 1 to Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of March 16, 2004 (incorporated by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form S-1/A (File No. 333-112676) filed on March 19, 2004)

4.4

Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated March 14, 2008 (incorporated by reference to Exhibit 4.4 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008)

4.5	Warrant, dated March 25, 2008 issued to Kingsbridge Capital Limited (incorporated by reference to Exhibit 4.5 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008)

4.6

Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated March 14, 2008 (incorporated by reference to Exhibit 10.25 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008)

4.7

Registration Rights Agreement by and between Corcept Therapeutics Incorporated and Kingsbridge Capital Limited, dated as of March 25, 2008 (incorporated by reference to Exhibit 10.27 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008)

4.8

Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated as of October 12, 2009 (incorporated by reference to Exhibit 4.2 to the registrant’s Quarterly Report on Form 10-Q filed on November 12, 2009)

4.9

Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated October 12, 2009 (incorporated by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q filed on November 12, 2009)

5.1	Opinion of Latham & Watkins LLP*

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP*

24.1	Power of Attorney*

*	Previously filed.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Menlo Park, State of California, on the 26th day of January, 2010.

CORCEPT THERAPEUTICS INCORPORATED

By:	/s/ JOSEPH K. BELANOFF
Joseph K. Belanoff, M.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH K. BELANOFF Joseph K. Belanoff, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	January 26, 2010

/s/ CAROLINE M. LOEWY Caroline M. Loewy	Chief Financial Officer (Principal Financial Officer)	January 26, 2010

/s/ ANNE M. LEDOUX Anne M. LeDoux	Vice President, Controller and Chief Accounting Officer (Controller and Principal Accounting Officer)	January 26, 2010

* James N. Wilson	Director and Chairman of the Board of Directors	January 26, 2010

* G. Leonard Baker, Jr.	Director	January 26, 2010

* Joseph C. Cook, Jr.	Director	January 26, 2010

* Patrick G. Enright	Director	January 26, 2010

* James A. Harper	Director	January 26, 2010

* David L. Mahoney	Director	January 26, 2010

*By:	/s/ JOSEPH K. BELANOFF
Joseph K. Belanoff Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-112676) filed on February 10, 2004)

4.2

Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of May 8, 2001 (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-112676) filed on February 10, 2004)

4.3

Amendment No. 1 to Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of March 16, 2004 (incorporated by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form S-1/A (File No. 333-112676) filed on March 19, 2004)

4.4

Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated March 14, 2008 (incorporated by reference to Exhibit 4.4 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008)

4.5	Warrant, dated March 25, 2008 issued to Kingsbridge Capital Limited (incorporated by reference to Exhibit 4.5 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008)

4.6

Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated March 14, 2008 (incorporated by reference to Exhibit 10.25 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008)

4.7

Registration Rights Agreement by and between Corcept Therapeutics Incorporated and Kingsbridge Capital Limited, dated as of March 25, 2008 (incorporated by reference to Exhibit 10.27 to the registrant’s Annual Report on Form 10-K filed on March 31, 2008)

4.8

Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated as of October 12, 2009 (incorporated by reference to Exhibit 4.2 to the registrant’s Quarterly Report on Form 10-Q filed on November 12, 2009)

4.9

Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated October 12, 2009 (incorporated by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q filed on November 12, 2009)

5.1	Opinion of Latham & Watkins LLP*

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP*

24.1	Power of Attorney*

*	Previously filed.